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                                                                 EXHIBIT 4.12


                               PEARSON INC.
              DISCRETIONARY STOCK OPTION PLAN FOR AUTHORS

1. PURPOSE. This Plan authorizes the Company, its Parent, Affiliates or subsidiaries to provide Authors who create or contribute to materials to be published by the Company, its Parent, Affiliates or subsidiaries, with Options to acquire Shares in the Parent. The Company believes that this incentive program will cause those persons to increase their interest in the welfare of the Company, its Parent, Affiliates and subsidiaries, and aid in producing high-quality products.

2.  DEFINITIONS.

    Capitalized terms used herein shall have the meanings set forth in this Section.

    (a) "Affiliate" shall mean any person or entity that, either directly or indirectly through one or more intermediaries, (i) controls the Company, or
(ii) is controlled by the Company or a person described in clause (i).

    (b) "Author" shall mean a person engaged by the Grantor Company to compose novels or other manuscripts for publication by the Grantor Company.

    (c) "Company" shall mean Pearson Inc., a corporation organized under the laws of Delaware.

    (d) "Grantor Company" shall mean the Company, its Parent, Affiliate or any subsidiary which grants an Option to an Author.

    (e) "Options" shall refer to options issued under and subject to the Plan.

    (f)  "Parent" shall mean Pearson plc.

    (g) "Plan" shall mean the Discretionary Stock Option Plan for Authors as set forth herein and as amended from time to time.

    (h) "Share" shall mean an ordinary share, 25p per share of the Parent, which may be in the form of American Depository Receipts.

    (i) "Trust" shall mean the trust that is created by the Pearson Inc. Trust Agreement, dated June 15, 2000, or any successor trust thereto.

3. ELIGIBILITY. Authors who are designated by the Grantor Company shall be eligible to receive an Option.

4. OPTION TERMS. The terms of each Option shall be determined at the sole discretion of the Grantor Company and set forth in an option agreement between the Grantor Company and the Author, not inconsistent with the terms of the Plan.

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5.  SOURCE OF SHARES.  In order to satisfy the Grantor Company's obligation upon the exercise of an Option, Shares shall be purchased on the open-market by the Grantor Company at the time of such exercise and/or shall be distributed from the Trust from Shares previously purchased on the open market by the Trust through funds contributed by the Grantor Company.

6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Shares or other securities, any special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar transactions or events, affects the Shares such that an adjustment is, in the sole discretion of the Grantor Company, appropriate in order to prevent dilution or enlargement of the rights of any Author, then the Grantor Company shall equitably adjust (i) the number and kind of Shares that may be delivered or deliverable in respect of the Option, and/or (ii) the exercise price. In addition, the Grantor Company is authorized to make adjustments in the terms and conditions of and the criteria included in, the Option (including, without limitation, cancellation of the Option in exchange for its intrinsic (i.e. in-the-money) value, if any, or substitution of the Option using stock of a successor or other entity) in recognition of unusual of nonrecurring events (including, without limitation, an event described in the preceding sentence) affecting the Company its Parent, Affiliate or subsidiary or the financial statements of the Company, its Parent, affiliate or subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

7. RESTRICTIONS ON ISSUING STOCK. The Grantor Company shall not be obligated to issue or deliver Shares upon exercise of the Option or take any other action in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between Parent and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Grantor Company or Parent until the Grantor Company is satisfied that such laws, regulations, and other obligations have been complied with in full. As a condition to exercise of the Option, the Grantor Company may require such customary representations from the Author as it deems are necessary to ensure compliance with applicable securities laws. Certificates representing Shares issued pursuant to exercise of the Option will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Grantor Company, including any requirement that a legend or legends be placed thereon.

8. NO STOCKHOLDER RIGHTS; NO EFFECT ON RIGHT TO TERMINATE AGREEMENT. An Option shall neither (i) confer on the Author any of the rights of a stockholder of Parent unless and until Shares are duly issued or transferred and delivered to the Author upon exercise of the Option, nor (ii) interfere in any way with the right of the Company, its Parent, Affiliate or subsidiary to terminate its relationship or any other agreements with the Author.

9. COMPLIANCE WITH LAWS. No action will be taken under this Plan in breach of U.K. law.